November 24, 1997
PaineWebber Incorporated
1200 Harbor Boulevard
Weehawken, New Jersey  07087
Dear Sirs:
 As counsel for PaineWebber Incorporated (the
"Depositor"), we have examined an executed copy of the
Trust Indenture and Agreement dated as of the Initial
Date of Deposit (the "Indenture") which incorporates the
Standard Terms and Conditions of Trust, (the "Agreement"),
both between the Depositor, and Investors Bank & Trust
Company and the First National Bank of Chicago as
Co-Trustees (the "Trustee"). The Indenture established a
trust called The PaineWebber Equity Trust, Growth Stock
Series 18 (the "Trust") into which the Depositor deposited
certain stocks (the "Securities"), and moneys to
be held by the Trustee upon the terms and conditions
set forth in the Indenture and Agreement.  Under the
Indenture, units were issued representing fractional
undivided interests in the Trust (the "Units").
 Based upon the foregoing and upon an examination of
such other documents and an investigation of such
matters of law as we have deemed necessary, we are of
the opinion that, under existing statutes and
decisions:
 1. The Trust intends to qualify for and elect tax
treatment as a regulated investment company under the
Internal Revenue Code of 1986, as amended (the "Code").
Assuming that such election is made and the Trust so
qualifies, the Trust would not be subject to federal
income tax on such part of its net income and capital
gain, if any, as is timely distributed to Unitholders.
 2. The Trust will be subject to New York State and New
York City franchise and income tax. However, in any fiscal
year in which the Trust qualifies as a regulated investment
company under Section 851 of the Code, and in which the
Trust distributes all of its net income and capital gains
to Unitholders, the sum of such New York State and New York
City tax to which the Trust will be subject will not
exceed $2,055.00.
 We hereby consent to the filing of this opinion as an
exhibit to the Registration Statement (File No. 33-59119)
relating to the Units referred to above and to the use of
our name and to the reference to our firm in said
Registration Statement and in the related Prospectus.
Very truly yours,
/s/ CARTER, LEDYARD & MILBURN